ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	DALLAS
HOUSTON, TEXAS	DUBAI
TEL +1	HONG KONG
713.229.1234	HOUSTON
FAX +1	LONDON
713.229.1522	MOSCOW
www.bakerbotts.com	NEW YORK
RIYADH
WASHINGTON

Exhibit 5

June 30, 2006

TEPPCO Partners, L.P.
1100 Louisiana Street
Suite 1300
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale of up to 5,750,000 units representing limited partner interests in the Partnership (the “Units”) pursuant to that certain Underwriting Agreement dated June 28, 2006 (the “Underwriting Agreement”) by and among the Partnership, on one hand, and Citigroup Global Markets Inc. and Lehman Brothers Inc., as representatives of the several underwriters named therein (the “Underwriters”), on the other. The Underwriters have an option to purchase up to 750,000 additional Units if they sell more than 5,000,000 Units in the offering.

We refer to the registration statement on Form S-3, as amended (Registration Statement No. 333-110207), with respect to the Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The prospectus supplement dated June 28, 2006 (the “Prospectus Supplement”), which together with the accompanying prospectus dated November 3, 2003 filed with the Registration Statement (the “Base Prospectus”), has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinions hereinafter expressed, we examined the Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 21, 2001 (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1. The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2. The Units, when issued and delivered on behalf of the Partnership against payment therefor in accordance with the terms of the Underwriting Agreement, will have been duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the Act and otherwise by matters described in the Prospectus Supplement and Base Prospectus).

This opinion is limited in all respects to the Act, as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed with the Commission on or about the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on or about the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/  BAKER BOTTS L.L.P.